EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 21, 2024	fcooper@tollbrothers.com

Toll Brothers Reports FY 2024 2nd Quarter Results

FORT WASHINGTON, PA, May 21, 2024 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter ended April 30, 2024.

FY 2024’s Second Quarter Financial Highlights (Compared to FY 2023’s Second Quarter):
•Net income and earnings per share were $481.6 million and $4.55 per diluted share, compared to net income of $320.2 million and $2.85 per diluted share in FY 2023’s second quarter.
•Net income and earnings per share included $124.1 million and $1.17, respectively, related to the sale of a parcel of land to a commercial developer. Excluding these gains, net income and earnings per share were $357.5 million and $3.38 per diluted share in FY 2024’s second quarter.
•Pre-tax income was $649.8 million, compared to $430.6 million in FY 2023’s second quarter.
•Home sales revenues were $2.65 billion, up 6% compared to FY 2023’s second quarter; delivered homes were 2,641, also up 6%.
•Net signed contract value was $2.94 billion, up 29% compared to FY 2023’s second quarter; contracted homes were 3,041, up 30%.
•Backlog value was $7.38 billion at second quarter end, down 12% compared to FY 2023’s second quarter; homes in backlog were 7,093, down 6%.
•Home sales gross margin was 25.8%, compared to FY 2023’s second quarter home sales gross margin of 26.4%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 28.2%, compared to FY 2023’s second quarter adjusted home sales gross margin of 28.3%.
•SG&A, as a percentage of home sales revenues, was 9.0%, compared to 9.1% in FY 2023’s second quarter.
•Income from operations was $623.5 million.
•Other income, income from unconsolidated entities, and gross margin from land sales and other was $203.7 million, which includes $175.2 million from the land sale referred to above.
Douglas C. Yearley, Jr., chairman and chief executive officer, stated: “We are very pleased with our second quarter results. We delivered 2,641 homes at an average price of $1.0 million, generating home sales revenues of $2.65 billion, a 6% increase compared to last year’s second quarter. Our adjusted gross margin was 28.2%, 60 basis points better than guidance, and our SG&A expense, as a percentage of home sales revenues was 9.0%, 70 basis points better than guidance. These strong home building results, together with a previously disclosed $175 million pre-tax land sale gain, contributed to record second quarter earnings of $4.55 per diluted share, up 60% compared to last year. In addition, we signed 3,041 net contracts for $2.9 billion in the quarter, up 30% in units and 29% in dollars compared to the second quarter of 2023. Based on these outstanding results, and with continued solid demand as we start our third quarter, we are increasing our full year revenue and earnings guidance. We now expect to earn approximately $14.00 per diluted share in fiscal 2024 with a return on beginning equity of approximately 22%.
“Demand for new homes continues to be driven by a resilient economy, favorable demographics and a lack of supply that reflects both the chronic underproduction of housing in the U.S. and the historically low levels of resale inventory caused by the lock-in effect of higher rates. Our strategy of widening our price points to include more affordable luxury homes and increasing our supply of spec homes has helped us grow market share. It also enables us to reduce cycle times, improve inventory turns and leverage our fixed costs, driving revenue growth and higher operating margins. With these strategies firmly in place and producing results, and with our more capital efficient land strategy, we are confident that we can continue to generate attractive returns well into the future.
“We have a healthy balance sheet with low net debt and ample liquidity, and we continue to generate significant operating cash flows. In the second quarter, we repurchased $181 million of common stock and increased our quarterly dividend by

10%. Our solid financial position, more efficient operations and strong cash flow generation should allow us to continue investing in growth while also returning cash to stockholders.”

Third Quarter and FY 2024 Financial Guidance:
	Third Quarter	Full Fiscal Year 2024
Deliveries	2,750 to 2,850 units	10,400 to 10,800 units
Average Delivered Price per Home	$950,000 - $960,000	$960,000 - $970,000
Adjusted Home Sales Gross Margin	27.7%	28.0%
SG&A, as a Percentage of Home Sales Revenues	9.2%	9.6%
Period-End Community Count	400	410
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$—	$260 million
Tax Rate	26.0%	25.5%

Financial Highlights for the three months ended April 30, 2024 and 2023 (unaudited):
	2024	2023
Net Income	$481.6 million, or $4.55 per share diluted	$320.2 million, or $2.85 per share diluted
Pre-Tax Income	$649.8 million	$430.6 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$28.4 million	$11.1 million
Home Sales Revenues	$2.65 billion and 2,641 units	$2.49 billion and 2,492 units
Net Signed Contracts	$2.94 billion and 3,041 units	$2.28 billion and 2,333 units
Net Signed Contracts per Community	8.0 units	7.0 units
Quarter-End Backlog	$7.38 billion and 7,093 units	$8.38 billion and 7,574 units
Average Price per Home in Backlog	$1,040,200	$1,105,900
Home Sales Gross Margin	25.8%	26.4%
Adjusted Home Sales Gross Margin	28.2%	28.3%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.3%	1.5%
SG&A, as a percentage of Home Sales Revenues	9.0%	9.1%
Income from Operations	$623.5 million, or 22.0% of total revenues	$425.7 million, or 17.0% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$203.7 million	$0.9 million
Pre-Tax Land and Other Impairments included in Land Sales and Other Costs of Revenues	$0.6 million	$4.7 million
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	2.8%	3.9%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	5.7%	11.5%

Financial Highlights for the six months ended April 30, 2024 and 2023 (unaudited):
	2024	2023
Net Income	$721.2 million, or $6.80 per share diluted	$511.7 million, or $4.56 per share diluted
Pre-Tax Income	$960.9 million	$684.4 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$29.9 million	$19.1 million
Home Sales Revenues	$4.58 billion and 4,568 units	$4.24 billion and 4,318 units
Net Signed Contracts	$5.01 billion and 5,083 units	$3.73 billion and 3,794 units
Home Sales Gross Margin	26.6%	26.1%
Adjusted Home Sales Gross Margin	28.5%	28.0%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.3%	1.5%
SG&A, as a percentage of Home Sales Revenues	10.2%	10.4%
Income from Operations	$931.9 million, or 19.5% of total revenues	$651.0 million, or 15.2% of total revenues
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$212.3 million	$17.7 million
Pre-Tax Land and Other Impairments included in Land Sales and Other Costs of Revenues	$0.6 million	$17.7 million
Additional Information:
•The Company ended its FY 2024 second quarter with approximately $1.03 billion in cash and cash equivalents, compared to $1.30 billion at FYE 2023 and $754.8 million at FY 2024’s first quarter end. At FY 2024 second quarter end, the Company also had $1.7 billion available under its $1.9 billion revolving credit facility, which is scheduled to mature in February 2028.
•On March 12, 2024, the Company announced a 10% increase in its quarterly cash dividend from $0.21 to $0.23 per share. On April 19, 2024, the Company paid its quarterly dividend of $0.23 per share to shareholders of record at the close of business on April 5, 2024.
•Stockholders’ Equity at FY 2024 second quarter end was $7.31 billion, compared to $6.80 billion at FYE 2023.
•FY 2024’s second quarter-end book value per share was $70.98 per share, compared to $65.49 at FYE 2023.
•The Company ended its FY 2024’s second quarter with a debt-to-capital ratio of 28.0%, compared to 28.0% at FY 2024’s first quarter end and 29.6% at FYE 2023. The Company ended FY 2024’s second quarter with a net debt-to-capital ratio(1) of 18.7%, compared to 21.4% at FY 2024’s first quarter end, and 17.7% at FYE 2023.
•The Company ended FY 2024’s second quarter with approximately 71,800 lots owned and optioned, compared to 70,400 one quarter earlier, and 71,300 one year earlier. Approximately 52% or 37,000, of these lots were owned, of which approximately 18,500 lots, including those in backlog, were substantially improved.
•In the second quarter of FY 2024, the Company spent approximately $472.0 million on land to purchase approximately 3,470 lots.
•The Company ended FY 2024’s second quarter with 386 selling communities, compared to 377 at FY 2024’s first quarter end and 350 at FY 2023’s second quarter end.
•The Company repurchased approximately 1.5 million shares at an average price of $120.60 per share for a total purchase price of approximately $181.2 million.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by chairman and chief executive officer Douglas C. Yearley, Jr. at 8:30 a.m. (ET) Wednesday, May 22, 2024, to discuss these results and its outlook for the third quarter and FY 2024. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS
Toll Brothers, Inc., a Fortune 500 Company, is the nation’s leading builder of luxury homes. The Company was founded 57 years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves first-time, move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. Toll Brothers builds in over 60 markets in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Illinois, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia. The Company operates its own architectural, engineering, mortgage, title, land development, insurance, smart home technology, and landscape subsidiaries. The Company also develops master-planned and golf course communities as well as operates its own lumber distribution, house component assembly, and manufacturing operations.
In 2024, Toll Brothers marked 10 years in a row being named to the Fortune World’s Most Admired Companies™ list. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
From Fortune, ©2024 Fortune Media IP Limited. All rights reserved. Used under license.

FORWARD-LOOKING STATEMENTS
Information presented herein for the second quarter ended April 30, 2024 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: expectations regarding inflation and interest rates; the markets in which we operate or may operate; our strategic priorities; our land acquisition, land development and capital allocation priorities; market conditions; demand for our homes; our build-to-order and spec home strategy; anticipated operating results and guidance; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues, including expected labor and material costs; selling, general, and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire or dispose of land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; and the outcome of legal proceedings, investigations, and claims.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the effect of general economic conditions, including employment rates, housing starts, inflation rates, interest and mortgage rates, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, unavailability of insurance, and shortages and price increases in labor or materials associated with such natural disasters;
•risks arising from acts of war, terrorism or outbreaks of contagious diseases, such as Covid-19;
•federal and state tax policies;
•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;

•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•the effect of potential loss of key management personnel;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2023 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2024	October 31, 2023
	(Unaudited)
ASSETS
Cash and cash equivalents	$1,030,530	$1,300,068
Inventory	9,926,939	9,057,578
Property, construction and office equipment - net	321,166	323,990
Receivables, prepaid expenses and other assets	724,399	691,256
Mortgage loans held for sale	136,346	110,555
Customer deposits held in escrow	108,521	84,530
Investments in unconsolidated entities	1,002,458	959,041
	$13,250,359	$12,527,018

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,113,126	$1,164,224
Senior notes	1,596,644	1,596,185
Mortgage company loan facility	127,541	100,058
Customer deposits	542,877	540,718
Accounts payable	694,422	597,582
Accrued expenses	1,636,722	1,548,781
Income taxes payable	214,833	166,268
Total liabilities	5,926,165	5,713,816

Equity:
Stockholders’ Equity
Common stock, 112,937 shares issued at April 30, 2024 and October 31, 2023	1,129	1,129
Additional paid-in capital	689,259	698,548
Retained earnings	7,350,235	6,675,719
Treasury stock, at cost — 9,974 and 9,146 shares at April 30, 2024 and October 31, 2023, respectively	(772,476)	(619,150)
Accumulated other comprehensive income	39,827	40,910
Total stockholders’ equity	7,307,974	6,797,156
Noncontrolling interest	16,220	16,046
Total equity	7,324,194	6,813,202
	$13,250,359	$12,527,018

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended April 30,				Six Months Ended April 30,
	2024		2023		2024		2023
	$	%	$	%	$	%	$	%
Revenues:
Home sales	$2,647,020		$2,490,098		$4,578,856		$4,239,520
Land sales and other	190,466		16,881		206,478		47,628
	2,837,486		2,506,979		4,785,334		4,287,148

Cost of revenues:
Home sales	1,963,283	74.2%	1,832,878	73.6%	3,362,509	73.4%	3,133,801	73.9%
Land sales and other	12,979	6.8%	20,850	123.5%	23,140	11.2%	63,285	132.9%
	1,976,262		1,853,728		3,385,649		3,197,086

Gross margin - home sales	683,737	25.8%	657,220	26.4%	1,216,347	26.6%	1,105,719	26.1%
Gross margin - land sales and other	177,487	93.2%	(3,969)	(23.5)%	183,338	88.8%	(15,657)	(32.9)%

Selling, general and administrative expenses	237,698	9.0%	227,537	9.1%	467,744	10.2%	439,034	10.4%
Income from operations	623,526		425,714		931,941		651,028

Other:
Income (loss) from unconsolidated entities	5,887		(5,302)		(3,285)		(9,735)
Other income - net	20,366		10,180		32,284		43,095
Income before income taxes	649,779		430,592		960,940		684,388
Income tax provision	168,162		110,376		239,765		172,642
Net income	$481,617		$320,216		$721,175		$511,746
Per share:
Basic earnings	$4.60		$2.88		$6.87		$4.60
Diluted earnings	$4.55		$2.85		$6.80		$4.56
Cash dividend declared	$0.23		$0.21		$0.44		$0.41
Weighted-average number of shares:
Basic	104,794		111,214		104,958		111,306
Diluted	105,803		112,184		106,034		112,260

Effective tax rate	25.9%		25.6%		25.0%		25.2%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023
Inventory impairments and write-offs included in home sales cost of revenues:
Pre-development costs and option write offs	$1,288	$5,844	$2,759	$8,448
Land owned for future communities	—	325	—	325
Land owned for operating communities	27,140	4,900	27,140	10,300
	$28,428	$11,069	$29,899	$19,073

Land and other impairments included in land sales and other cost of revenues	$600	$4,700	$600	$17,700

Depreciation and amortization	$19,590	$18,611	$35,283	$34,093
Interest incurred	$27,405	$33,581	$56,164	$66,628
Interest expense:
Charged to home sales cost of revenues	$34,740	$37,558	$58,318	$62,638
Charged to land sales and other cost of revenues	726	1,350	1,020	4,827
	$35,466	$38,908	$59,338	$67,465

Home sites controlled:			April 30, 2024	April 30, 2023
Owned			36,985	36,348
Optioned			34,779	34,947
			71,764	71,295

Inventory at April 30, 2024 and October 31, 2023 consisted of the following (amounts in thousands):

	April 30, 2024	October 31, 2023
Land deposits and costs of future communities	$509,981	$549,035
Land and land development costs	2,952,101	2,631,147
Land and land development costs associated with homes under construction	3,203,677	2,916,334
Total land and land development costs	6,665,759	6,096,516

Homes under construction	2,782,555	2,515,484
Model homes (1)	478,625	445,578
	$9,926,939	$9,057,578
(1)    Includes the allocated land and land development costs associated with each of our model homes in operation.

Toll Brothers operates in the following five geographic segments, with current operations generally located in the states listed below:
•North: Connecticut, Delaware, Illinois, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

	Three Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2024	2023	2024	2023	2024	2023
REVENUES
North	349	408	$335.2	$381.3	$960,500	$934,600
Mid-Atlantic	378	274	376.1	309.6	$995,000	$1,129,900
South	804	659	658.4	519.4	$818,900	$788,100
Mountain	686	767	603.6	674.2	$879,800	$879,100
Pacific	424	384	674.7	605.9	$1,591,200	$1,577,800
Home Building	2,641	2,492	2,648.0	2,490.4	$1,002,600	$999,300
Corporate and other			(1.0)	(0.3)
Total home sales	2,641	2,492	2,647.0	2,490.1	$1,002,300	$999,200
Land sales and other			190.5	16.9
Total Consolidated			$2,837.5	$2,507.0

CONTRACTS
North	412	396	$422.1	$366.1	$1,024,600	$924,400
Mid-Atlantic	376	316	348.9	325.4	$928,000	$1,029,700
South	892	749	746.8	590.9	$837,200	$789,000
Mountain	944	529	814.6	449.4	$862,900	$849,500
Pacific	417	343	608.6	543.5	$1,459,400	$1,584,600
Total Consolidated	3,041	2,333	$2,941.0	$2,275.3	$967,100	$975,300

BACKLOG
North	1,055	1,081	$1,108.0	$1,097.6	$1,050,300	$1,015,300
Mid-Atlantic	912	969	900.8	1,052.3	$987,700	$1,085,900
South	2,344	2,539	2,120.2	2,362.4	$904,500	$930,400
Mountain	1,891	2,037	1,836.2	2,161.1	$971,000	$1,060,900
Pacific	891	948	1,412.8	1,702.9	$1,585,600	$1,796,300
Total Consolidated	7,093	7,574	$7,378.0	$8,376.3	$1,040,200	$1,105,900

	Six Months Ended April 30,
	Units		$ (Millions)		Average Price Per Unit $
	2024	2023	2024	2023	2024	2023
REVENUES
North	638	765	$607.9	$704.1	$952,800	$920,400
Mid-Atlantic	655	440	640.3	498.7	$977,600	$1,133,400
South	1,435	1,148	1,191.3	912.3	$830,200	$794,700
Mountain	1,171	1,315	1,056.9	1,154.4	$902,600	$877,900
Pacific	669	650	1,083.7	970.6	$1,619,900	$1,493,200
Home Building	4,568	4,318	4,580.1	4,240.1	$1,002,600	$982,000
Corporate and other			(1.2)	(0.6)
Total home sales	4,568	4,318	4,578.9	4,239.5	$1,002,400	$981,800
Land sales and other			206.5	47.6
Total Consolidated			$4,785.3	$4,287.1

CONTRACTS
North	737	724	$751.0	$681.3	$1,019,000	$941,000
Mid-Atlantic	622	567	587.6	589.5	$944,700	$1,039,700
South	1,467	1,164	1,216.7	919.4	$829,400	$789,900
Mountain	1,485	828	1,313.4	713.3	$884,400	$861,500
Pacific	772	511	1,137.1	826.0	$1,472,900	$1,616,400
Total Consolidated	5,083	3,794	$5,005.8	$3,729.5	$984,800	$983,000

Note: Due to rounding, amounts may not add.

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2024 and 2023, and for backlog at April 30, 2024 and 2023 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2024	2023	2024	2023	2024	2023
Three months ended April 30,
Revenues	40	3	$40.9	$8.6	$1,021,400	$2,864,500
Contracts	33	29	$43.9	$37.3	$1,328,900	$1,286,000

Six months ended April 30,
Revenues	40	6	$40.9	$23.4	$1,021,400	$3,906,700
Contracts	55	52	$65.4	$70.2	$1,189,700	$1,350,300

Backlog at April 30,	164	127	$184.5	$143.4	$1,125,200	$1,128,800

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin, adjusted net income, adjusted diluted earnings per share and the Company’s net debt-to-capital ratio.
These four measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended April 30,		Six Months Ended April 30,
		2024	2023	2024	2023
	Revenues - home sales	$2,647,020	$2,490,098	$4,578,856	$4,239,520
	Cost of revenues - home sales	1,963,283	1,832,878	3,362,509	3,133,801
	Home sales gross margin	683,737	657,220	1,216,347	1,105,719
Add:	Interest recognized in cost of revenues - home sales	34,740	37,558	58,318	62,638
	Inventory impairments and write-offs in cost of revenues - home sales	28,428	11,069	29,899	19,073
	Adjusted home sales gross margin	$746,905	$705,847	$1,304,564	$1,187,430

	Home sales gross margin as a percentage of home sale revenues	25.8%	26.4%	26.6%	26.1%

	Adjusted home sales gross margin as a percentage of home sale revenues	28.2%	28.3%	28.5%	28.0%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected third quarter and full FY 2024 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the third quarter and full FY 2024. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our third quarter and full FY 2024 home sales gross margin.

Adjusted Net Income and Diluted Earnings Per Share Reconciliation

The following table reconciles the Company’s net income and earnings per share (calculated in accordance with GAAP) to the Company’s adjusted net income and diluted earnings per share (a non-GAAP financial measure).
Adjusted Net Income and Diluted Per Share Reconciliation
(Amounts in thousands, except per share data)

		Three Months Ended April 30,		Six Months Ended April 30,
		2024	2023	2024	2023
Net income		$481,617	$320,216	$721,175	$511,746
Subtract:	Net income resulting from the sale of a parcel of land to a commercial developer	(124,119)	—	(124,119)	—
Adjusted net income		$357,498	$320,216	$597,056	$511,746

Diluted earnings per share		$4.55	$2.85	$6.80	$4.56
Subtract:	Diluted earnings per share resulting from the sale of a parcel of land to a commercial developer	(1.17)	—	(1.17)	—
Adjusted diluted earnings per share		$3.38	$2.85	$5.63	$4.56

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		April 30, 2024	January 31, 2024	October 31, 2023
	Loans payable	$1,113,126	$1,064,149	$1,164,224
	Senior notes	1,596,644	1,596,414	1,596,185
	Mortgage company loan facility	127,541	63,194	100,058
	Total debt	2,837,311	2,723,757	2,860,467
	Total stockholders’ equity	7,307,974	7,019,271	6,797,156
	Total capital	$10,145,285	$9,743,028	$9,657,623
	Ratio of debt-to-capital	28.0%	28.0%	29.6%

	Total debt	$2,837,311	$2,723,757	$2,860,467
Less:	Mortgage company loan facility	(127,541)	(63,194)	(100,058)
	Cash and cash equivalents	(1,030,530)	(754,793)	(1,300,068)
	Total net debt	1,679,240	1,905,770	1,460,341
	Total stockholders’ equity	7,307,974	7,019,271	6,797,156
	Total net capital	$8,987,214	$8,925,041	$8,257,497
	Net debt-to-capital ratio	18.7%	21.4%	17.7%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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